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                                                                    EXHIBIT 10.6


                           DATA CONTRIBUTION AGREEMENT


         THIS DATA CONTRIBUTION AGREEMENT (this "Agreement") is made as of August 20, 1999 (the "Effective Date"), by and between AutoConnect, L.L.C., a Delaware limited liability company ("AutoConnect"), and Manheim Auctions, Inc., a Delaware corporation ("Manheim").

         WHEREAS, AutoConnect operates a consumer-oriented shopping and information service for buyers and sellers of automobiles and light trucks, and provides other online services to the automotive industry; and

         WHEREAS, Manheim operates automobile auctions and provides related goods and services; and

         WHEREAS, Manheim is a member of AutoConnect pursuant to the Amended and Restated Limited Liability Company Agreement by and among Manheim, ADP, Inc., TPI, Inc., LTM Company, L.P., ATC Holdings, Inc., a Nevada corporation and KPCB Holdings, Inc., as nominee, dated as of August 20, 1999 (the "Restated LLC Agreement"); and

         WHEREAS, contemporaneously with the execution of this Agreement, AutoConnect will change its name to AutoTrader.com, LLC; and

         WHEREAS, AutoConnect and Manheim mutually desire that Manheim provide certain data to AutoConnect on the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by AutoConnect and Manheim, and intending legally to be bound, AutoConnect and Manheim hereby agree as follows:

ARTICLE 1         OBLIGATIONS OF MANHEIM

         1.1 Data and Image Collection and Delivery. Manheim will use commercially reasonable efforts to procure appropriate dealer consent for, and to obtain data on (including at least the following: make; model; body type; body subtype; year; mileage; color; price and vehicle identification number; and including vehicle options to the extent available) and digital color photo images of (collectively, such data and images being the "Manheim Data") the following vehicles: (a) all vehicles sold at its North American auctions; (b) all vehicles designated by North American dealers to be sent to AutoConnect through Manheim's Tracker and Manheim Online software; and (c) all vehicles designated by the automotive original equipment manufacturers ("OEMs") and other wholesale consigners for which Manheim operates retail Internet web sites.


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Manheim shall deliver the Manheim Data to AutoConnect on a daily basis in a format to be determined by AutoConnect in consultation with Manheim.

         1.2 Image Production. Manheim shall operate and maintain, at its own expense, a network of image capture stations at its auctions to provide high quality images of vehicles registered for sale. Manheim shall also provide operational support of the image capture process, including but not limited to installation of new image capture stations as needed, maintenance and repair of existing capture stations as needed, routine quality assurance, and training of auction personnel in the operation of image capture stations. Manheim shall use commercially reasonable efforts to capture and provide image data to AutoConnect for ninety percent (90%) of all cars registered at its auctions.

         1.3 Licenses to Use Manheim Data and VIN Decoder. Manheim hereby grants to AutoConnect a non-exclusive, fully paid up and non-transferable (except in accordance with the provisions in Section 6.11, below) license to use, copy, reproduce, transmit, display and distribute, and create derivative works from, the Manheim Data. Manheim also grants to AutoConnect a non-exclusive, fully paid up and non-transferable (except in accordance with the provisions in Section 6.11, below) license to use Manheim's vehicle identification number ("VIN") decoder software.

         1.4 Promotion at Auctions. Manheim shall, at its own expense, provide prominent promotion of AutoConnect in each of Mannheim's North American Auction facilities. Such promotion shall take the form of signage, booths, and/or racks for printed materials to be provided to the auction facilities by AutoConnect.

         1.5 Executive and General Manager Incentives. Manheim may, at its own expense, provide ongoing incentives for its executives and general managers to support AutoConnect sales and marketing efforts. The nature of the incentives shall be at Manheim's reasonable discretion, but may include revenue credits provided to auctions based on sales of AutoConnect dealer websites and advertising products.

         1.6 General Marketing Support. Manheim shall provide ongoing support for AutoConnect in the trade advertising and marketing programs otherwise run or undertaken by Manheim in the ordinary course of business, including but not limited to print advertisements in Automotive News. AutoConnect shall be permitted to review and direct the manner in which its brand is presented in such advertising and marketing programs, and AutoConnect may decide in its discretion whether to participate in any particular program. In the event AutoConnect determines to participate, its participation shall be subject its payment of a pro rata share of any media production and placement costs (to be agreed upon by AutoConnect and Manheim in advance) associated with such program.


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         1.7      Trade Shows. At AutoConnect's request, Manheim shall provide space within its booths and computer presentation equipment for use by AutoConnect at any major automobile dealer trade shows at which Manheim obtains vendor booth space, subject to AutoConnect's payment of its pro rata share (to be agreed upon by AutoConnect and Manheim in advance) of Manheim's actual costs of obtaining the booth space and providing such computer equipment. Manheim shall cooperate with AutoConnect by providing information as far in advance as possible concerning its plans to obtain vendor booth space at dealer trade shows and the anticipated costs of the booth space and computer equipment.

         1.8 Major Account Marketing Support. At AutoConnect's request, Manheim shall: (a) make its national accounts sales personnel reasonably available to coordinate with AutoConnect on the sales of retail oriented Internet applications to OEMs; (b) facilitate sales contacts between AutoConnect and OEMs and other major automobile consignors; and (c) support AutoConnect's proposals to OEMs and consignors. Manheim will not be entitled to share in any revenues received by AutoConnect in connection with sales of AutoConnect applications to OEMs or consignors, but Manheim will retain all revenues it may receive from OEMs and consignors for Internet services provided by Manheim that do not include AutoConnect applications.

         1.9 Technology Support. Manheim shall provide AutoConnect access to and a license (as provided in this Section 1.9, below) for its wholesale Internet applications, including but not limited to cyberlots, inventory manager, power search, silent cyberauctions, and auto finance and warranty transactions, for use by AutoConnect on its consumer and dealer web sites. Manheim shall collaborate with AutoConnect on the development of new Tracker and Manheim Online applications that support dealers' retail sales programs and shall provide, at its expense, linkages within Tracker and Manheim Online for enabling dealers easily to transmit vehicle data and images to AutoConnect and for consumers to transmit warranty applications and auto finance-related information to entities selected by Manheim's dealers (when such technology becomes reasonable available). Manheim hereby grants to AutoConnect a non-exclusive, fully paid up and non-transferable (except in accordance with the provisions in Section 6.11, below) license to use, copy, reproduce, transmit, display and distribute, and create derivative works from, all such Internet applications for use on AutoConnect's consumer and dealer web sites.

         1.10 Certification Programs. In the event that Manheim develops certification products for vehicles sold at auction, which products dealers can pass along to their retail customers, Manheim shall, at its own expense, facilitate the transfer of data about certified vehicles for use by AutoConnect, in AutoConnect's discretion, in its sales programs with dealers.

         1.11 Technology Manager Sales and Training. Manheim shall cause the Technology Manager of each of its auctions to devote a considerable portion of his or her


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time, in coordination with AutoConnect's sales force, to selling AutoConnect's products to dealers. Manheim shall also, at its own expense, but with the assistance of AutoConnect, provide ongoing training programs for its Technology Managers to assist them effectively to sell AutoConnect's products to dealers.

         1.12 General Auction Employee Training. Manheim shall, at its own expense, but with the assistance of AutoConnect, provide ongoing training programs for selected auction employees (including but not limited to Assistant General Managers, Marketing Managers and Checkout Counter Clerks) to assist them effectively to support the sale of AutoConnect's products to dealers.

         1.13 Online Consumer Price Guide. In the event that AutoConnect, in its discretion, determines to use Manheim's wholesale pricing data in building an online consumer price guide, Manheim shall use commercially reasonable efforts to support the development of such a guide by providing appropriate pricing data. However, Manheim shall have the right to specify policies and guidelines for how Manheim pricing data may be used by AutoConnect in the consumer price guide.

         1.14 Administrative and Operational Support. Upon AutoConnect's request, Manheim shall provide, or arrange for the provision of, administrative and operational support necessary and useful for AutoConnect's activities, including but not limited to physical facilities and human resources, legal, tax, SEC reporting, and corporate communications services. AutoConnect and Manheim shall establish reasonable cross-exhange rates for the provision of such administrative and operational support by Manheim.

         1.15 International Expansion. In the event AutoConnect determines to expand its activities outside North American into areas where Manheim operates wholesale automobile auctions, Manheim shall support and facilitate such expansion by providing marketing and operational support in such areas similar in scope and nature to that contemplated by this Agreement for North America. Any such support and facilitation shall be subject to local laws, marketing customs and the approval of Manheim's local partners.

         ARTICLE 2          OBLIGATIONS OF AUTOCONNECT

         2.1 Posting of Manheim Data. AutoConnect shall use commercially reasonable efforts to post the Manheim Data to the searchable database of automotive data available on AutoConnect's online used vehicle shopping and information service.

         2.2 Stock Options for Sales Incentives. AutoConnect may, at its own expense, provide special stock options (or similar instruments) for selected Manheim executives and general managers as incentives for their sales and marketing efforts on behalf of AutoConnect as contemplated in Section 1.5 of this Agreement.


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         2.3      Payment of Expenses. AutoConnect shall make timely payment, within thirty (30) days of its receipt of appropriate detailed invoices from Manheim, of its share of all expenses required by this Agreement to be borne by AutoConnect.

         2.4 Payment of Commissions. AutoConnect shall pay commissions to Manheim Technology Managers and selected other Manheim auction employees based on, and as an incentive for, their successful support for and sale of AutoConnect products to dealers as contemplated by Sections 1.11 and 1.12 above. The structure and level of such commission payments shall be as mutually agreed upon by AutoConnect and Manheim.

ARTICLE 3         TRADEMARKS

         3.1 AutoConnect Marks. AutoConnect hereby grants Manheim a non-exclusive license to use its logos, trademarks and service marks (collectively, "AutoConnect Marks") in connection with Manheim's promotion of AutoConnect as contemplated by this Agreement. Manheim acknowledges and agrees that AutoConnect owns or licenses and otherwise has the exclusive right to use and to license the AutoConnect Marks and that AutoConnect shall have the right to review and approve or disapprove Manheim's use of the AutoConnect Marks.

ARTICLE 4         EXCLUSIVITY

         4.1 By Manheim. Manheim shall not maintain a consumer-oriented world wide web site containing the Manheim Data, nor shall it provide the Manheim Data to any other person for display to consumers on the world wide web. Manheim shall not include advertising in any publications of Manheim from any AutoConnect Competitor promoting a product or service competitive with the products or services being made available by AutoConnect. Manheim shall also not create, provide marketing or sales support to, or make any equity investment in any other retail oriented automotive Internet site that contains inventory data that is aggregated from multiple dealers or from multiple OEMs. For the purposes of this Section 4.1, "AutoConnect Competitor" means any competitor of AutoConnect in the business of aggregation of automotive data for Internet publication and consumer use as part of an Internet consumer shopping and information service (the "Business"), including Autobytel.com, AutoVantage, Autoweb.com, Carpoint, cars.com, Classified2000, Cobalt Group and Yahoo! and any other web sites that engage in the Business and that, at the relevant time, are among the top 10 sites (as measured by monthly page views) in any category that is comprised primarily of the Business. Notwithstanding the foregoing, Manheim may provide the following products and services to its customers:


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                  (a) Manheim may provide vehicle data and images to retail
         Internet sites that Manheim operates for individual OEMs and other wholesale automobile consignors (such as, but not limited to, Fordpreowned.com);

                  (b) Manheim may provide vehicle data and images, and may operate, wholesale oriented Internet sites that serve automobile dealers as their primary customers; and

                  (c) Manheim may provide wholesale vehicle pricing data to any third parties for any purpose whatsoever, or may publish or operate a retail price guide.

ARTICLE 5         TERM

         5.1 Term. Unless terminated as provided in Section 5.2 below, the term of this Agreement shall be ten (10) years commencing on the Effective Date.

         5.2 Termination. Either party may terminate this Agreement and, in addition to all other rights and remedies it may have under law or equity, be relieved of all further obligations hereunder, in the event of a material breach of the Agreement by the other party if such breach is not cured within sixty
(60) days of the receipt of written notice of such breach by such breaching party. In addition, Manheim may terminate this Agreement at any time after the fifth anniversary of the Effective Date, if Manheim's voting interest in AutoConnect falls below Fifty Percent (50%) (as determined pursuant to the Restated LLC Agreement or, upon conversion of AutoConnect to a corporation, pursuant to the corporation's certificate of incorporation, and other than as a result of Manheim's converting its shares with supervoting powers to ordinary shares), by providing at least six (6) months prior written notice to AutoConnect.

ARTICLE 6         MISCELLANEOUS

         6.1 Ownership of Vehicle Data and Images and Database. As between AutoConnect and Manheim, and subject to the license granted to AutoConnect in this Agreement, Manheim shall be the owner of the vehicle data and images it obtains and provides to AutoConnect as contemplated by this Agreement. As between AutoConnect and Manheim, AutoConnect is the owner of the database of vehicle data and images obtained, compiled and used by AutoConnect in connection with its online vehicle information service.

         6.2      Representations and Warranties.

                  (a) AutoConnect and Manheim each represents and warrants to the other that: (i) it has the right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; and
         (ii) it has the right to grant the licenses granted by it hereunder.


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                  (b) EXCEPT AS STATED IN SECTION 6.2(A), ABOVE, NEITHER PARTY
         MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, WITH RESPECT TO THE MANHEIM DATA OR OTHER DELIVERABLES PROVIDED BY EITHER PARTY TO THE OTHER PARTY, WHICH MANHEIM DATA AND OTHER DELIVERABLES ARE PROVIDED "AS IS." EACH PARTY SPECIFICALLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM A COURSE OF DEALING OR A COURSE OF PERFORMANCE.

         6.3      Indemnification.

                  (a) AutoConnect and Manheim each agrees to indemnify, defend and forever hold the other (and each of its parents, subsidiaries or entities under common ownership or control), and all of their respective present and former officers, members, shareholders, directors, employees, representatives, attorneys, insurers and agents, and its successors, heirs and assigns, harmless from and against any and all losses, liabilities, claims, costs, damages and expenses (including, without limitation, fines, forfeitures, attorneys' fees, disbursements and administrative or court costs) arising directly or indirectly out of any breach or alleged breach of its representations and warranties, as set forth in Section 6.2(a), above, or out of any other breach of this Agreement.

                  (b) A party entitled to indemnification pursuant to this Agreement shall, with respect to any claim made against such indemnified party for which indemnification is available, notify the other party in writing of the nature of the claim as soon as practicable but not more than ten days after the indemnified party receives notice of the assertion of the claim. (The failure by an indemnified party to give notice as provided, above, shall not relieve the indemnifying party of its obligations under this Section 6.3, except to the extent that the failure results in the failure of actual notice and the indemnifying party is damaged as a result of the failure to give notice.) Upon receipt of notice of the assertion of a claim, the indemnifying party shall employ counsel reasonably acceptable to the indemnified party and shall assume the defense of the claim. The indemnified party shall have the right to employ separate counsel and to participate in (but not control) any such action, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless (i) the employment of counsel by the indemnified counsel has been authorized by the indemnifying party, (ii) the indemnified party has been advised by its counsel in writing that there is a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of the action (in which case the indemnifying party shall not have the right to direct the defense of the action on behalf of the indemnified


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         party), or (iii) the indemnifying party has not in fact employed counsel to assume the defense of the action within a reasonable time following receipt of the notice given pursuant to this Section 6.3, in each of which cases the fees and expenses of such counsel shall be at the expense of the indemnifying party. An indemnifying party shall not be liable for any settlement of an action effected without its written consent (which consent shall not be unreasonably withheld), nor shall an indemnifying party settle any such action without the written consent of the indemnified party (which consent shall not be unreasonably withheld). No indemnifying party will consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified party a release from all liability with respect to the claim. Each party shall cooperate in the defense of any claim for which indemnification is available and shall furnish such records, information, testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested by the other party.

         6.4 Limitation on Liability. Except with respect to indemnification obligations under Section 6.3, above, in the event either party incurs any liability to the other due to any performance or nonperformance of any term of this Agreement, the liability therefor shall be limited to actual damages (actual damages being defined as the actual out-of-pocket damages or losses sustained by the damaged party and excluding indirect, special, consequential or punitive damages or lost profits).

         6.5 Dispute Resolution. The parties intend to minimize the potential for litigation or other formal means of enforcing this Agreement. Accordingly, the parties agree that the dispute resolution procedures set forth below shall be invoked prior to either party instituting legal proceedings against the other.

                  (a) A party (the "Complaining Party") that believes that the other (the "Responding Party") is in breach of this Agreement in any particular, shall deliver written notification to the Responding Party, setting forth in reasonable detail the breach for which the Complaining Party seeks redress, along with a specific request for relief. The Responding Party shall have 10 business days from receipt to provide a written reply. The reply shall contain a response to the allegations contained in the notice or an agreement to provide the relief requested. Upon receipt of the reply, the Complaining Party shall provide written notice to the Responding Party either that the dispute has been resolved satisfactorily or that the Complaining Party is invoking the escalation procedure set forth in Section 6.5(b).

                  (b) In the event that the parties are unable to resolve a dispute in the manner described in Section 6.5(a), each party agrees to designate a single representative to attempt to resolve the dispute. Each party's representative shall be a senior executive (the equivalent of a senior vice president or higher) who shall have all necessary authority to bind the party contractually and to resolve the


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         dispute. The designated representatives shall meet for a minimum of eight hours at a location to be mutually agreed upon by the parties, in an effort to resolve the dispute. In the event that mutual agreement regarding the location of such meeting cannot be reached, the meeting will take place at AutoConnect's offices in Atlanta, Georgia.

         6.6 Further Assurances. Each party hereto shall execute and deliver all such other documents and do all such other acts and things as may be reasonably necessary to more fully effectuate this Agreement and the transactions contemplated hereby.

         6.7 Non-Disclosure. Neither AutoConnect nor Manheim shall disclose to any person or entity, directly or indirectly, without the prior approval of the other, any non-public information relating to the other party obtained by virtue of this Agreement, except on a confidential basis to its business, legal and financial advisors or as required to be disclosed under applicable law or by legal process.

         6.8 Third Parties. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any employee or creditor of any party hereto, nor any other person not a party hereto.

         6.9 Force Majeure. Neither party shall be deemed in default or otherwise liable under this Agreement due to its inability to perform its obligations by reason of any fire, earthquake, flood, substantial snowstorm, epidemic, accident, explosion, casualty, strike, lockout, labor controversy, riot, civil disturbance, act of public enemy, embargo, war, act of God, or any municipal, county, state or national ordinance or law, or any executive, administrative or judicial order (which order is not the result of any act or omission which would constitute a default hereunder), or any failure or delay of any transportation, power, or communications system or any other or similar cause beyond that party's control.

         6.10 Governing Law/Construction. This Agreement and all matters or issues related thereto shall be governed by the laws of the State of Delaware without regard to its choice of law rules. The parties acknowledge and agree that they have been represented by counsel and that each of the parties has participated in the drafting of this Agreement. Accordingly, it is the intention and agreement of the parties that the language, terms and conditions of this Agreement are not to be construed in any way against or in favor of any party hereto by reason of the responsibilities in connection with the preparation of this Agreement.

         6.11 Assignment/Benefit and Binding Effect. Neither party may assign its rights and obligations under this Agreement except with the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing sentence, either party may assign or transfer its rights and obligations under this Agreement in connection with a change in control of the party, or the sale or transfer of all or substantially all of the business or assets of the party, or to


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any entity under common ownership or control with such party, upon notice to the other party, provided that the assignee agrees to assume all of the assigning party's obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         6.12 Relationship of Parties. Neither this Agreement nor the cooperation of the parties contemplated herein shall be deemed or construed to create any partnership, joint venture or agency relationship between AutoConnect and Manheim. Neither party is, nor shall either party hold itself out to be, vested with any power or right to bind the other party contractually or to act on behalf of the other party as a broker, agent or otherwise.

         6.13 Captions/Severability. The captions, section numbers and index appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles of this Agreement, nor in any way affect this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event that any provision of this Agreement is determined to be invalid, unenforceable or otherwise illegal, such provision shall be deemed restated, in accordance with applicable law, to reflect as nearly as possible the original intentions of the parties, and the remainder of the Agreement shall be in full force and effect.

         6.14 Waiver. No term or condition of this Agreement shall be deemed waived, and no breach shall be deemed excused, unless such waiver or excuse is in writing and is executed by the party against whom such waiver or excuse is claimed. Except as set forth in this Agreement, all rights, powers and remedies given to the parties under this Agreement are cumulative and not alternative, and are in addition to all statutes or rules of law.

         6.15 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous oral or written agreements and representations. Any amendment of this Agreement shall be in writing and signed by both parties.

         6.16 Survival of Termination. The obligations of the parties under this Agreement that by their nature would continue beyond expiration, termination or cancellation of this Agreement (including, without limitation, Sections 1.3, 6.1, 6.2, 6.3, 6.4 and 6.7) shall survive any such expiration, termination or cancellation.

         6.17     Notices. Notices and other communications hereunder shall be
(a) in writing; (b) delivered by telecopy, by commercial overnight or same-day delivery service with all delivery costs paid by sender, or by registered or certified mail with postage prepaid, return receipt requested; (c) deemed given on the date and at the time (if recorded) of delivery by the commercial delivery service, as shown in the records thereof (if delivered by commercial overnight or same-day delivery service), or on the date


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shown on the return receipt (if delivered by registered or certified mail); and
(d) addressed to the parties at their addresses specified on the signature page to this Agreement (or at such other address for a party as shall be specified by like notice).

         6.18 Communications. Both parties recognize the value and importance of clear, accurate and consistent public communications regarding the transactions contemplated in this Agreement. Accordingly, the parties shall agree on the timing and the content of any public announcement regarding the cooperative relationship described in this Agreement. In addition, the parties shall jointly prepare written material for use in responding to anticipated questions that each party will likely receive from the press and public about their relationship.

         6.19 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same Agreement. The parties may sign facsimile copies of this Agreement which shall each be deemed originals.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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         AGREED TO BY THE PARTIES AS OF THE DATE WRITTEN ABOVE.

                                       AUTOCONNECT, L.L.C.

                                       By: /s/ Dennis Berry
                                          ---------------------------
                                       Name:  Dennis Berry
                                       Title: Member of Management Committee


                                       Address for Notices:

                                       1400 Lake Hearn Drive, N.E.
                                       Atlanta, Georgia 30319
                                       Attention:  Victor Perry
                                       Phone: 404-843-5480
                                       Fax: 404-843-7412


                                       MANHEIM AUCTIONS, INC.


                                       By: /s/ Dennis Berry
                                          ---------------------------
                                       Name:  Dennis Berry
                                       Title: President


                                       Address for Notices:

                                       1400 Lake Hearn Drive, N.E.
                                       Atlanta, Georgia 30319
                                       Attention: Dennis Berry
                                       Phone:  404-843-5287
                                       Fax:  404-843-5755


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